Exhibit 5

January 3, 1996

Aluminum Company of America
425 Sixth Avenue, Alcoa Building
Pittsburgh, PA  15219-1850

Ladies and Gentlemen:

You have requested my opinion as to the legality of the interests in the Alcoa Fujikura Ltd. Hourly 401(k) Plan and the Alcoa Fujikura Ltd. Salaried 401(k) Savings Plan (the "Plans") and of the shares of common stock of Aluminum Company of America (the "Company") to be distributed pursuant to the Plans, which interests and shares of common stock you are seeking to register with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended.

As Assistant Secretary and Senior Counsel of the Company I am generally familiar with its legal affairs. In addition, I have examined such documents as I have deemed appropriate for the purpose of this opinion.

In my opinion:

     (1)  the Plans have been duly adopted by Alcoa Fujikura
Ltd.;

     (2) the interests in the Plans if issued pursuant to the provisions thereof will be legally issued;

     (3) if shares of common stock of the Company heretofore issued shall be purchased in the open market by the Trustees under the Plans and distributed to the participants in the Plans pursuant to the provisions thereof, the said shares of common stock will be legally issued, validly outstanding, and fully paid and non-assessable; and

     (4) if authorized but previously unissued shares of common stock of the Company, the issuance of which to the Trustees in accordance with the provisions of the Plans at values not less than the par value of the shares shall have been authorized by the Board of Directors of the Company, shall be so issued, the purchase price therefor shall be duly paid to the Company and the said shares shall be distributed to the participants in the Plans pursuant to the provisions thereof, the said shares of common stock will be legally issued, validly outstanding, and fully paid and non-assessable.

I hereby consent to be named, in the registration statement, and amendments thereto, by which the securities to be issued pursuant to the Plans are registered with the Securities and Exchange Commission, and in any prospectus relating to the Plans, as counsel for the Company who has passed upon the legality of the securities registered thereby. I further consent to the filing of this opinion as an exhibit to the registration statement. I do not concede by these consents that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or by the rules and regulations of the Securities and Exchange Commission under that Act.

Very truly yours,


/s/Denis A. Demblowski
Denis A. Demblowski
Senior Counsel